Exhibit 10.4.7

AMENDMENT 2009-1

TO THE

AMERICAN BAR ASSOCIATION MEMBERS DEFINED BENEFIT PENSION PLAN

(Basic Plan Document No. 02)

(January 25, 2002 favorable opinion letter)

WHEREAS, the ABA Retirement Funds (“ABA RF”) sponsors the American Bar Association Members Defined Benefit Pension Plan (which is the subject of a January 25, 2002 favorable opinion letter) (the “Plan”), a master plan for adoption by Employers who desire to establish or continue a tax-qualified retirement plan for themselves and their eligible employees;

WHEREAS, pursuant to Section 13.2 of the Plan, ABA RF has the right to amend the Plan in whole or in part at any time, and

WHEREAS, ABA RF desires to amend the Plan to comply with the changes required by or permitted under the Pension Protection Act of 2006 (as amended by the Worker, Retiree, and Employer Recovery Act of 2008) and the Heroes Earnings Assistance and Relief Tax Act of 2008.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power of amendment contained in Section 13.2 of the Plan, the Plan is hereby amended as follows:

1. NOTICE REQUIREMENT. Effective for Plan Years beginning on or after January 1, 2007, Section 9.3(a) of the Plan is hereby amended by restating the first paragraph thereof to read as follows:

The Plan Administrator shall provide to each Participant no less than 30 days and no more than 180 days (90 days for notices given in Plan Years beginning before January 1, 2007) before the Annuity Starting Date a written explanation of:

i.	The terms and conditions of a Qualified Joint and Survivor Annuity;

ii.	The Participant’s right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity form of benefit;

iii.	The rights of the Participant’s Spouse;

iv.	The right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity; and

v.	The relative values of the various available optional forms of benefit payment as provided Section 1.417(a)-3 of the Income Tax Regulations. For explanations given in Plan Years beginning after December 31, 2006, such explanations shall also include a description of how much larger benefits will be if the commencement of distributions is deferred to Normal Retirement Age.

2. WAIVER OF QUALIFIED JOINT AND SURVIVOR ANNUITY. Effective for Plan Years beginning on or after January 1, 2007, Section 9.3(b) of the Plan is hereby amended by restating the first sentence thereof to read as follows:

Within the 180-day period (90-day period for Plan Years beginning before January 1, 2007) ending on the Annuity Starting Date, the Participant may waive the receipt of benefits in the form of a Qualified Joint and Survivor Annuity and elect one of the optional forms of payment described in Section 9.4.

3. SINGLE-SUM DISTRIBUTIONS. Effective for Plan Years beginning on or after January 1, 2008, Section 9.5 of the Plan is hereby amended by restating the first sentence of the fourth paragraph thereof to read as follows:

The applicable interest rate is (i) for Annuity Starting Dates in Plan Years beginning before January 1, 2008, the rate of interest on 30-year Treasury securities and (ii) for Annuity Starting Dates in Plan Years beginning on or after January 1, 2008, the rate defined in Code Section 417(e)(3) as amended by the Pension Protection Act of 2006, each for the lookback month for the stability period specified in the Participation Agreement.

4. SINGLE-SUM DISTRIBUTIONS. Effective for Plan Years beginning on or after January 1, 2008, Section 9.5 of the Plan is hereby further amended by adding the following new sentence at the end of the fourth paragraph thereof:

Effective for Annuity Starting Dates in Plan Years beginning on or after January 1, 2008, the applicable mortality table is the mortality table specified for purposes of Code Section 417(e)(3) for the calendar year which includes the first day of the Plan Year which includes the Annuity Starting Date.

5. QUALIFIED DOMESTIC RELATIONS ORDER. Effective August 17, 2006, Section 9.8 of the Plan is hereby amended by adding the following new sentence at the end thereof:

A domestic relations order shall not fail to be a Qualified Domestic Relations Order solely because of the time at which it is issued or because it is issued after or revises another domestic relations order or Qualified Domestic Relations Order.

6. RESTRICTIONS ON IMMEDIATE DISTRIBUTIONS. Effective for Plan Years beginning on or after January 1, 2007, Section 9.9 of the Plan is hereby amended by restating the first paragraph thereof to read as follows:

If either the present value of a Participant’s vested Accrued Benefit (derived from employer and employee contributions) exceeds (or at the time of any prior distribution exceeded) $5,000 (or exceeds $3,500 or any other dollar amount less than $5,000 prior to the effective date specified in the Participation Agreement for purposes of increasing from $3,500 or such other dollar amount to $5,000 the present value of vested Accrued

Benefits required to be distributed in a single lump sum payment pursuant to Section 9.5) or there are remaining payments to be made with respect to a particular distribution option that previously commenced, and the Accrued Benefit is immediately distributable, the Participant and his or her spouse (or, where the Participant or the spouse has died, the survivor) must consent to any distribution of the Accrued Benefit. The consent shall be made in writing within the 180-day period (90-day period for Plan Years beginning before January 1, 2007) ending on the Annuity Starting Date. The Plan Administrator shall notify the Participant and his or her spouse of the right to defer any distribution until the Participant’s Accrued Benefit is no longer immediately distributable. For notices given during Plan Years beginning after December 31, 2006, such notices shall also include a description of how much larger the benefits will be if the commencement of distributions is deferred to Normal Retirement Age. The notice shall include a general description of the material features, and an explanation of the relative values, of the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code Section 417(a)(3) and Section 1.417(a)-3 of the Income Tax Regulations. The notice shall be provided no less than 30 days, and no more than 180 days (90 days for notices given in Plan Years beginning before January 1, 2007), before the Annuity Starting Date. However, distribution may commence less than 30 days after the notice described in the preceding sentence is given, provided the distribution is one to which Code Sections 411(a)(11) and 417 do not apply, the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

7. LIMITATION ON BENEFITS. Effective for Limitation Years beginning after December 31, 2008, Section 11.2 of the Plan is hereby amended by adding the following sentence at the end of subsection (d)(2)(B)(i) thereof:

Notwithstanding the foregoing, in the case of an Employer Plan maintained by an eligible employer (as defined in Code Section 408(p)(2)(C)(i), pertaining to employers with no more than 100 employees andthat satisfy certain other requirements contained therein), the immediately preceding sentence shall be applied without regard to clause (iii) thereof.

8. BENEFIT RESTRICTIONS AS A RESULT OF FUNDING. Article 11 of the Plan is hereby amended by adding the following new Section at the end thereof:

11.4. Benefit Restrictions as a Result of Funding. Notwithstanding any provision of the Plan to the contrary, the following benefit restrictions shall apply if the Plan’s “Adjusted Funding Target Attainment Percentage” (the “AFTAP”), as defined in Code Section 436(j) and the Income Tax Regulations promulgated thereunder, is at or below the levels described below.

(a) The Plan shall limit distribution of prohibited payments (as defined below) as follows:

(1) If the Plan’s AFTAP is 60% or greater but less than 80% for a Plan Year, the Plan shall not pay any prohibited payment with an annuity starting date (as defined in Section 1.436-1(j)(2) of the Income Tax Regulations) on or after the applicable Section 436 measurement date (as defined in Section 1.436-1(j)(8) of the Income Tax Regulations) to the extent the amount of the payment exceeds the lesser of (x) 50% of the amount of the payment which could be made without regard to the restrictions under this Section 11.4(a)(1), and (y) the present value (determined pursuant to guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code Section 417(e)) of the maximum guarantee with respect to the Participant under ERISA Section 4022. Notwithstanding the preceding sentence, only one such prohibited payment (or a series of prohibited payments under a single optional form of benefit) may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either Sections 11.4(a)(1), (2) or (3) apply. For purposes of this Section 11.4(a)(1), “Participant” includes the Participant, his or her Beneficiary and any alternate payee, as defined in Code Section 414(p)(8).

(2) If the Plan’s AFTAP is less than 60% for a Plan Year, the Plan shall not pay any prohibited payment with an annuity starting date (as defined in Section 1.436-1(j)(2) of the Income Tax Regulations) on or after the applicable Section 436 measurement date (as defined in Section 1.436-1(j)(8) of the Income Tax Regulations).

(3) During any period in which the Employer is a debtor in a case under Title 11, United States Code (or similar federal or state law), the Plan shall not make any prohibited payment. The preceding sentence shall not apply on or after the date on which the Plan’s enrolled actuary certifies that the AFTAP is not less than 100%.

(4) The restrictions of this Section 11.4(a) shall not apply to the Plan for any Plan Year if the terms of the Plan (as in effect for the period beginning on September 1, 2005, and ending with such Plan Year) provide for no benefit accruals with respect to any Participant during such period.

(5) For purposes of this Section 11.4(a), the term “prohibited payment” means (x) any payment, in excess of the monthly amount paid under a single life annuity (plus any Social Security supplements described in the last sentence of Code Section 411(a)(9)), to a Participant or Beneficiary whose annuity starting date (as defined in Section 1.436-1(d)(2)(ii) of the Income Tax Regulations) occurs during any period a limitation under subsection (1), (2) or (3) is in effect, (y) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or (z) any other payment specified by the Secretary of the Treasury by regulations. Such term shall not include the payment of a benefit which under Code Section 411(a)(11) may be immediately distributed without the consent of the Participant.

(b) In any Plan Year in which the Plan’s AFTAP for such Plan Year is less than 60%, benefit accruals under the Plan shall cease as of the applicable Section 436 measurement date (as defined in Section 1.436-1(j)(8) of the Income Tax Regulations). This restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) equal to the amount sufficient to result in an AFTAP of 60%. Effective only for the first Plan Year beginning during the period from October 1, 2008 through September 30, 2009, the restrictions of this Section 11.4(b) shall be applied by substituting the Plan’s AFTAP for the preceding Plan Year for such percentage for such Plan Year, but only if the AFTAP for the preceding Plan Year is greater.

(c) No amendment which has the effect of increasing Plan liabilities by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accruals or the rate at which benefits become nonforfeitable shall take effect during any Plan Year if the Plan’s AFTAP for such Plan Year is less than 80% or would be less than 80% after taking into account such amendment; provided, however, that the preceding restriction shall not apply to an amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment and, provided, further, that such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) as described in Code Section 436(c)(2).

(d) The Plan shall not provide an unpredictable contingent event benefit payable with respect to any event occurring during any Plan Year if the AFTAP for such Plan Year is less than 60% or would be less than 60% after taking into account such occurrence; provided, however, such restriction shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) as described in Code Section 436(b)(2). For purposes of this Section 11.4(d), the term “unpredictable contingent event benefit” means any benefit payable solely by reason of a plant shutdown, whether full or partial (or similar event, as determined by the Secretary of the Treasury), or an event (including the absence of an event) other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(e) To avoid benefit restrictions, the Employer may take any action permitted by Code Section 436 and the Income Tax Regulations promulgated thereunder.

(f) The provisions of this Section 11.4 are intended to comply with ERISA Section 206(g), Code Section 436 and any Income Tax Regulations promulgated thereunder (as well as the transitional guidance under Notice 2008-21 and Notice 2008-73 in the case of small plans with end of year valuation dates), and shall be construed to comply therewith. For any period during which a presumption under Code Section 436(h) applies to the Plan, the limitations applicable under Code Section 436(b), 436(c), 436(d) and 436(e) shall apply to the Plan as if the actual AFTAP for the Plan Year were the presumed AFTAP.

(g) The provisions of this Section 11.4 shall become effective for Plan Years beginning on or after December 31, 2007; provided, however, in the case of a plan maintained pursuant to a collective bargaining agreement which was ratified before January 1, 2008, the provisions of this Section 11.4 shall not apply to Plan Years beginning before the earlier of: (A) the later of (1) the date on which the last collective bargaining agreement relating to the Plan terminates (determined without regard to any extension thereof agreed to after August 17, 2006), and (2) the first day of the first Plan Year beginning on or after January 1, 2008; and (B) January 1, 2010.

9. ROLLOVER FROM ANOTHER PLAN. Effective January 1, 2007, Section 15.4 of the Plan is hereby amended by restating the first sentence thereof to read as follows:

A Participant who has received an eligible rollover distribution (as defined in Code Section 402(c)(4)) under a Qualified Plan may roll over such distribution into this Plan for credit to a Prior Plan Account established for him or her under the Plan, provided, however, that such rollover shall not include the portion of any such distribution attributable to employee after-tax contributions under such other Qualified Plan or designated Roth contributions described in Code Section 402A or any related earnings on such designated Roth contributions.

10. MILITARY SERVICE. Effective as of January 1, 2007, Section 17.13 of the Plan is hereby amended by adding the following new sentence at the end thereof:

Effective as of January 1, 2007, in the case of a Participant who dies while performing qualified military service, such Participant’s Beneficiaries shall be entitled to such additional benefits (other than benefit accruals relating to the period of qualified military service), if any, provided under the Plan as if the Participant had resumed and then terminated employment on account of death, to the extent required by Code Section 401(a)(37).

11. MILITARY SERVICE. Effective as of January 1, 2009, Section 17.13 of the Plan is hereby further amended by adding the following new sentence at the end thereof:

Effective as of January 1, 2009, the treatment of differential wage payments (as defined for purposes of Code Section 414(u)(12)), if any, received during qualified military service shall be in accordance with the requirements of Code Section 414(u).

12. ELIGIBLE ROLLOVER DISTRIBUTION. Effective for taxable years beginning after December 31, 2006, Section 19.2(a) of the Plan is hereby amended by adding the following new paragraph at the end thereof:

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to (i) an individual retirement account or annuity described in Code Section 408(a) or (b); (ii) for taxable years beginning after December 31, 2001 and before January 1, 2007; to a qualified trust which is part of a defined contribution plan that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible; or (iii) for taxable years beginning after December 31, 2006, to a qualified trust or to an annuity contract described in Code Section 403(b), if such trust or contract provides for separate accounting for amounts so transferred (including interest thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

13. ELIGIBLE RETIREMENT PLAN. Effective January 1, 2008, Section 19.2(b) of the Plan is hereby amended by deleting the last sentence thereof and adding the following new sentence at the end thereof:

Effective January 1, 2008, an Eligible Retirement Plan shall also be a Roth individual retirement account described in Code Section 408A to the extent permitted by the rules of Code Section 402(c) and other Code Sections.

14. DISTRIBUTEE. Effective January 1, 2008, Section 19.2(c) of the Plan is hereby restated in its entirety to read as follows:

(c) Distributee: A Distributee includes an Employee or former Employee. A Distributee also includes the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Code Section 414(p), with regard to the interest of the Spouse or former Spouse. Effective January 1, 2008, a Distributee also includes the Participant’s non-Spouse Beneficiary; provided, however, that if the Preexisting Plan was not maintained in the form of a plan under the American Bar Association Members Defined Benefit Pension Plan, this provision shall be effective as of the date the Participation Agreement is executed or, if earlier, the first day of the first Plan Year beginning after December 31, 2009. In the case of a non-Spouse Beneficiary, the direct rollover may be made only to an individual retirement account or annuity described in Code Section 408(a) or 408(b) (“IRA”) that is established on behalf of the Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11). Also, in this case, the determination of any required minimum distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395.

IN WITNESS WHEREOF, ABA Retirement Funds has caused this instrument to be executed by a duly authorized officer this 15 day of December 2009.

ABA RETIREMENT FUNDS

By:	/s/ Diane J. Fuchs
Its:	President